EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications, Investor Relations and Legislative Affairs
(734) 930-3008

Domino’s Pizza Announces Third Quarter 2014 Financial Results

Achieves Robust Sales and Earnings Growth

ANN ARBOR, Michigan, October 14, 2014: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter of 2014, comprised of strong growth in same store sales, global store counts and earnings. Domestic same store sales grew 7.7% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 7.1%, marking the 83rd consecutive quarter of international same store sales growth. The Company had global net store growth of 160 stores in the quarter.

Diluted EPS was 63 cents for the third quarter, which was up 18.9% over the Company’s reported EPS in the prior year quarter, and up 23.5% over the Company’s adjusted EPS in the prior year quarter. During the quarter, the Company repurchased 242,700 shares of its common stock for approximately $17.4 million. The Board of Directors also declared a 25 cent per share quarterly dividend for shareholders of record as of December 15, 2014 to be paid on December 30, 2014.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Great people, food, service and technology have helped us deliver another strong quarter of global sales and profits. Our franchisees continued to drive vigorous store growth worldwide and have embraced our ‘Pizza Theater’ store reimage program in neighborhoods around the world.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2014	Third Quarter of 2013	Three Fiscal Quarters of 2014	Three Fiscal Quarters of 2013
Net income	$35.6	$30.6	$114.6	$98.3

Weighted average diluted shares	56,610,608	57,345,677	57,030,669	57,831,660

Diluted earnings per share, as reported	$0.63	$0.53	$2.01	$1.70
Items affecting comparability*	—	(0.02)	(0.02)	(0.02)

Diluted earnings per share, as adjusted*	$0.63	$0.51	$1.98	$1.68

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 10.5% for the third quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes in the supply chain centers and elevated commodity prices, specifically cheese, as well as increased sales of equipment and supplies to stores as our store reimaging program accelerates. Additionally, sales and store growth contributed to increased revenues in all business segments.

•	Net Income was up 16.3% for the third quarter versus the prior year period, primarily driven by domestic and international same store sales growth and global store count growth, as well as increased supply chain volumes.

•	Diluted EPS was 63 cents for the third quarter versus 53 cents in the prior year quarter. The diluted EPS of 63 cents for the quarter was 12 cents, or 23.5% higher than the prior year adjusted EPS of 51 cents. This increase was due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q3 2014 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Third quarter of 2014	Third quarter of 2013
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+6.1%	+4.6%
Domestic franchise stores	+7.8%	+5.5%

Domestic stores	+7.7%	+5.4%

International stores (excluding foreign currency impact)	+7.1%	+5.0%

Global retail sales growth: (versus prior year period)
Domestic stores	+9.3%	+6.2%
International stores	+17.9%	+8.5%

Total	+13.8%	+7.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+9.3%	+6.2%
International stores	+15.2%	+13.9%

Total	+12.4%	+10.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 15, 2014	376	4,626	5,002	6,119	11,121
Openings	—	23	23	160	183
Closings	—	(9)	(9)	(14)	(23)

Store count at September 7, 2014	376	4,640	5,016	6,265	11,281

Third quarter 2014 net change	—	14	14	146	160

Trailing four quarters net change	(14)	91	77	638	715

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2014 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 34199327. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the third quarter of 2014, the Company repurchased and retired 242,700 shares of its common stock under its open market share repurchase program for approximately $17.4 million, or an average price of $71.69 per share. As of October 7, 2014, the Company had authorization for repurchases of approximately $132.7 million remaining under the program.

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Domino’s Pizza: Q3 2014 Earnings Release, Page Three

Dividends

On October 8, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of December 15, 2014 to be paid on December 30, 2014.

Items Affecting Comparability

The Company’s reported financial results for the third quarter and three fiscal quarters of 2014 are not comparable to the reported financial results for the equivalent periods in 2013. The table below presents certain items that affect comparability between 2014 and 2013 financial results. The Company believes that including such information is critical to the understanding of its financial results for the third quarter and three fiscal quarters of 2014 as compared to the same periods in 2013 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2014 that resulted in an increase in diluted EPS of approximately one cent in the third quarter of 2014 and three cents in the three fiscal quarters of 2014.

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	—	—	—	329	0.01

Total of 2014 items*	$—	$—	$—	$1,652	$1,362	$0.02

2013 items affecting comparability:
Tax benefit for domestic dough production (3)	$—	$1,358	$0.02	$—	$1,358	$0.02

Total of 2013 items	$—	$1,358	$0.02	$—	$1,358	$0.02

*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.

(2)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

(3)	Represents additional tax benefit recorded for prior tax years in connection with the Company revising its calculation for a deduction related to its domestic dough production.

Liquidity

As of September 7, 2014, the Company had approximately:

•	$30.9 million of unrestricted cash and cash equivalents;

•	$1.52 billion in total debt; and

•	$59.8 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $40.2 million.

The Company’s cash borrowing rate averaged 5.4% in the third quarter of 2014 and 5.3% in the third quarter of 2013. Additionally, the Company invested $31.0 million in capital expenditures during the three fiscal quarters of 2014, compared to $20.3 million in the three fiscal quarters of 2013.

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Domino’s Pizza: Q3 2014 Earnings Release, Page Four

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $87.9 million in the three fiscal quarters of 2014.

(in thousands)	Three Fiscal Quarters of 2014
Net cash provided by operating activities	$118,885
Capital expenditures	(30,983)

Free cash flow	$87,902

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q3 2014 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 11,250 stores in over 75 international markets. Domino’s had global retail sales of over $8.0 billion in 2013, comprised of nearly $3.8 billion in the U.S. and over $4.2 billion internationally. In the third quarter of 2014, Domino’s had global retail sales of over $2.0 billion, comprised of $0.9 billion in the U.S. and $1.1 billion internationally. Its system is made up of franchise owners who accounted for nearly 97% of the Domino’s Pizza stores as of the third quarter of 2014. The emphasis on technology innovation helped Domino’s generate approximately 40% of U.S. sales from its digital channels in 2013, as well as reach an estimated $3 billion annually in global digital sales. Domino’s recently launched its ordering app for iPad®, adding to an existing ordering app lineup that covers nearly 95% of the smartphone market. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within both traditional and e-commerce retail.

Order - www.dominos.com

Mobile – http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/dominos

YouTube - http://www.youtube.com/dominos

Please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: Q3 2014 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our reputation and the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; cyber-attacks or other catastrophic events; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2014 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 7, 2014	% of Total Revenues	September 8, 2013	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$77,644		$75,923
Domestic franchise	51,858		47,846
Domestic supply chain	254,820		226,315
International	62,246		53,966

Total revenues	446,568	100.0%	404,050	100.0%

Cost of sales:
Domestic Company-owned stores	59,754		58,662
Domestic supply chain	228,422		203,004
International	24,878		21,750

Total cost of sales	313,054	70.1%	283,416	70.1%

Operating margin	133,514	29.9%	120,634	29.9%

General and administrative	56,573	12.7%	53,858	13.3%

Income from operations	76,941	17.2%	66,776	16.6%

Interest expense, net	(19,952)	(4.4)%	(20,323)	(5.1)%

Income before provision for income taxes	56,989	12.8%	46,453	11.5%

Provision for income taxes	21,371	4.8%	15,821	3.9%

Net income	$35,618	8.0%	$30,632	7.6%

Earnings per share:
Common stock – diluted	$0.63		$0.53

Dividends declared per share	$0.25		$0.20

Domino’s Pizza: Q3 2014 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 7, 2014	% of Total Revenues	September 8, 2013	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$238,915		$235,526
Domestic franchise	157,317		147,330
Domestic supply chain	769,899		691,154
International	184,752		161,666

Total revenues	1,350,883	100.0%	1,235,676	100.0%

Cost of sales:
Domestic Company-owned stores	183,262		179,466
Domestic supply chain	689,487		615,736
International	72,933		64,047

Total cost of sales	945,682	70.0%	859,249	69.5%

Operating margin	405,201	30.0%	376,427	30.5%

General and administrative	162,722	12.0%	160,286	13.0%

Income from operations	242,479	18.0%	216,141	17.5%

Interest expense, net	(60,071)	(4.5)%	(61,621)	(5.0)%

Income before provision for income taxes	182,408	13.5%	154,520	12.5%

Provision for income taxes	67,854	5.0%	56,198	4.5%

Net income	$114,554	8.5%	$98,322	8.0%

Earnings per share:
Common stock – diluted	$2.01		$1.70

Dividends declared per share	$0.75		$0.60

Domino’s Pizza: Q3 2014 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 7, 2014	December 29, 2013
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$30,936	$14,383
Restricted cash and cash equivalents	73,592	125,453
Accounts receivable	103,540	105,779
Inventories	35,213	30,321
Advertising fund assets, restricted	60,111	44,695
Other assets	29,932	30,909

Total current assets	333,324	351,540

Property, plant and equipment, net	100,491	97,584

Other assets	77,068	76,131

Total assets	$510,883	$525,255

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$549	$24,144
Accounts payable	73,942	83,408
Dividends payable	14,111	11,849
Advertising fund liabilities	60,111	44,695
Other accrued liabilities	71,673	90,515

Total current liabilities	220,386	254,611

Long-term liabilities:
Long-term debt, less current portion	1,523,740	1,512,299
Other accrued liabilities	48,499	48,547

Total long-term liabilities	1,572,239	1,560,846

Total stockholders’ deficit	(1,281,742)	(1,290,202)

Total liabilities and stockholders’ deficit	$510,883	$525,255

Domino’s Pizza: Q3 2014 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 7, 2014	September 8, 2013
(In thousands)
Cash flows from operating activities:
Net income	$114,554	$98,322
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	20,024	17,480
Gains on sale/disposal of assets	(1,381)	(71)
Amortization of deferred financing costs	4,046	4,264
Provision for deferred income taxes	1,008	6,031
Non-cash compensation expense	11,897	14,866
Tax impact from equity-based compensation	(10,899)	(12,025)
Other	(888)	(1,283)
Changes in operating assets and liabilities	(19,476)	(23,009)

Net cash provided by operating activities	118,885	104,575

Cash flows from investing activities:
Capital expenditures	(30,983)	(20,286)
Proceeds from sale of assets	5,802	3,184
Changes in restricted cash	51,861	(3,273)
Other	(1,365)	1,539

Net cash provided by (used in) investing activities	25,315	(18,836)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(12,152)	(18,268)
Proceeds from exercise of stock options	3,094	5,804
Tax impact from equity-based compensation	10,899	12,025
Purchases of common stock	(82,407)	(76,892)
Tax payments for restricted stock upon vesting	(7,889)	(7,888)
Payments of common stock dividends and equivalents	(39,208)	(23,223)

Net cash used in financing activities	(127,663)	(108,442)

Effect of exchange rate changes on cash and cash equivalents	16	(31)

Change in cash and cash equivalents	16,553	(22,734)

Cash and cash equivalents, at beginning of period	14,383	54,813

Cash and cash equivalents, at end of period	$30,936	$32,079

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